EXHIBIT 3.11

                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                OF CYCO.NET, INC.


  (PURSUANT TO SECTION 78.385 AND 78.390 OF THE NEVADA GENERAL CORPORATION LAW)
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1.       The name of the corporation is CYCO.NET, INC.

2.       The articles have been amended as follows:

                           Article  Four of the  Articles  of  Incorporation  is
                   deleted in its entirety and replaced with the following new Article Four:

                                            "Article Four:

                          The total number of shares of authorized capital stock of this corporation shall be 100,000,000 shares of common stock, with par value of $0.001 per share."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 18,048,600.

4.       Signatures:

         /s/ Richard A. Urrea, President         /s/ Daniel R. Urrea, Secretary
         ---------------------------------      --------------------------------
         Richard A. Urrea, President             Daniel R. Urrea, Secretary

         State of New Mexico        )
         County of Bernalillo       )

                  This instrument was acknowledged before me, a notary public, on August 6, 2001, by Richard A. Urrea as President of Cyco.Net, Inc., a Nevada corporation.

                                  /S/ ILLEGIBLE
                                  -----------------------
                                  Notary Public
         My commission expires:

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